P&F INDUSTRIES REPORTS FIRST-QUARTER-2005 RESULTS

FARMINGDALE, N.Y., May 12, 2005 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the first quarter ended March 31, 2005.

FIRST-QUARTER RESULTS

Revenues for the first quarter of 2005 increased by 61.5% to $27.3 million from $16.9 million in the same period in 2004. Earnings from continuing operations for the first quarter increased by 174% to $1.1 million in 2005 compared to $404,741 in the first quarter of 2004. Diluted earnings per share from continuing operations for the first quarter were $0.29 as compared to $0.11 for the first quarter of 2004. Inclusive of Green Manufacturing’s access equipment results for 2005 and hydraulic cylinder and access equipment results for 2004, net earnings for the first quarter increased 307.2% to $963,404, or $0.25 per diluted share, compared to net earnings of $236,566, or $0.07 per diluted share, for the quarter ended March 31, 2004.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “Our consolidated performance for the first quarter was within expectations. We generated better-than-anticipated revenues at Countrywide through Woodmark. However, a slight revenue decline at Florida Pneumatic and flat sales at Embassy tempered the overall picture, resulting in a quarter that demonstrated a greater than 150% increase in earnings from continuing operations compared to the same period in 2004.”

Effective March 31, 2005, our Franklin Manufacturing division was merged into Florida Pneumatic from our Countrywide Hardware subsidiary. Franklin’s first quarter sales of $1.2 million and operating results are included in Florida Pneumatic’s figures for the quarter and for the comparative quarter of 2004. Franklin’s sales for the first quarter of 2004 were also $1.2 million. The Franklin operation, which had been located in Farmingdale, New York, is now located at Florida Pneumatic’s facilities in Jupiter, Florida. The reasons for this move include the relatively high percentage of sales that both Franklin Manufacturing and Florida Pneumatic share in similar retail channels, including customers such as Home Depot. In addition, Florida Pneumatic’s extensive experience in warehousing and shipping to customers in the retail sector makes the move a strong operational fit for Franklin. Management believes that this move enables us to better serve our retail customers and Florida Pneumatic’s organizational depth in sales and customer service could help drive increased sales of Franklin’s products.

Revenues at Florida Pneumatic, including those of Franklin Manufacturing for both periods, decreased 4.9%, from $10.6 million in the first quarter of 2004 to $10.1 million in the first quarter of 2005, due to delays in the launching of a large promotion at a significant customer and a further reduction of sales in the first quarter of 2005 versus the first quarter of 2004 to a previously significant customer. Although this customer had been lost at the end of 2003, there had been several months of residual sales in the first quarter of 2004. This was partially offset by an increase in base sales, including new product sales of $900,000.

Finally, gross profit at Florida Pneumatic decreased to 31.1% from 31.9% due primarily to the strengthening of the Japanese yen and the Taiwan dollar relative to the U.S. dollar. Gross profit decreases were partially offset by a more favorable product mix.

Mr. Horowitz commented, “We continue to benefit from sales of new products and continue to pursue product development aggressively. Revenues declined in our automotive business due primarily to the lack of new accounts in 2005 that would typically make large purchases to stock inventory, as well as due to the fact that there were no significant new product introductions in this area in 2005.”

At Countrywide Hardware, revenues for the first quarter increased 329% from $3.3 million to $14.2 million, due primarily to the inclusion of Woodmark International’s revenues of $10.0 million. Woodmark’s sales have remained strong since we acquired Woodmark in June 2004.

Gross profit at Countrywide decreased from 36.9% to 32.2% on a significant increase in revenues due primarily to the inclusion of Woodmark’s lower average margins. Both Countrywide and Woodmark have had to sustain some cost increases from Asian suppliers due to increases in the cost of metals, somewhat offset at Nationwide by the continued shift to lower-cost suppliers for some products.

Mr. Horowitz commented, “During the first quarter, strength in stair parts sales continued to benefit from the housing boom and have more than offset weakness in demand for kitchen and bath products sold into the mobile home and remodeling markets, which have not performed as well. OEM and Patio hardware sales at Nationwide were also up 43.5% and 12.8%, respectively, reflecting new customers in OEM and some incremental sales in our patio business due to reconstruction following the hurricanes in Florida last fall.”

First-quarter revenue at Embassy was essentially flat at $2.5 million. Although sales of commercial products and boiler sales were weak for the quarter, this was offset by strong standard baseboard sales as housing starts continued their strength in the primary market for our baseboard, the Northeast region.

Embassy once again raised prices late in the first quarter in order to return to the margin levels that had been reduced by material cost increases sustained in the fourth quarter of 2004. These material cost increases were the primary reason that gross margins at Embassy decreased from 29.1% in the first quarter of 2004 to 25.6% for the first quarter of 2005.

Revenues at Green Manufacturing, which now only include the agricultural equipment line, increased 17.1% to $525,595 from $448,843 in the first quarter of 2004. This was due primarily to the addition of a new customer at the end of 2004. Margins have decreased from 23.2% in the first quarter of 2004 to 17.1% due to material cost increases, increased overhead costs and an unfavorable product mix.

The consolidated financial statements have been reclassified to reflect the loss from discontinued operations of Green Manufacturing’s access equipment division, which resulted from the disposition of certain assets in February 2005 to a non-affiliated third party. Net of tax benefits, losses from discontinued operations for the quarter were approximately $145,000, including a net gain of approximately $71,000 on the sale of these assets. Proceeds from the sale of these assets were used to pay down debt. This disposition was part of an overall strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

Second-Quarter-2005 Update

Concerning anticipated performance, Mr. Horowitz stated, “We expect results for the second quarter of 2005 to be stronger than the prior year’s comparable period. Sales at Florida Pneumatic are expected to increase by 25%-30% due to the timing of promotional sales and the continued impact of new product introductions. Sales at Countrywide are expected to increase by 150%-180% as Nationwide’s fencing division’s growth continues and due to the inclusion of Woodmark. We expect sales at Embassy to be up only slightly as many customers bought a significant amount of product ahead of the late first quarter price increase, and sales at Green to increase by 10%-15% due to the customer acquired late in 2004.”

Mr. Horowitz continued, “Gross profit margins should range from 31%-32%. Although selling, general and administrative expenses are expected to increase by 35%-40% compared to the same quarter in 2004 primarily due to the addition of Woodmark, as a percentage of revenue, S,G&A is expected to decrease from over 27% to approximately 23%. Interest expense is expected to increase by approximately 240% due to the increase in average borrowings from the Woodmark acquisition and an increase in the average borrowing rate.”

“As a result, we expect earnings from continuing operations to increase by 65%-85% in comparison to the second quarter of 2004,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2005 first-quarter results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through May 19, beginning at 1:00 p.m. on May 12, and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, conference ID # 5570769.

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Embassy Industries, Inc., and Green Manufacturing, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, baseboard and radiant heating products and a line of post-hole digging equipment. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening/Seema Brin
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com	jburfening@lhai.com/sbrin@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	March 31, 2005	December 31, 2004
Assets
Cash	$122	$1,190
Accounts receivable - net	13,222	14,850
Notes and other receivable	1,801	1,735
Inventories	28,934	25,691
Deferred income taxes - net	1,070	1,070
Assets of discontinued operations	-	796
Prepaid expenses and other	1,783	1,384
Total current assets	46,932	46,716

Property and equipment	20,780	20,604
Less: accumulated depreciation and amortization	11,393	11,064
Net property and equipment	9,387	9,540

Assets of discontinued operations	-	943

Goodwill	22,978	22,877

Other intangible assets	9,519	9,795

Other assets	657	667

Total assets	$89,473	$90,538

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,500	$4,000
Bank overdrafts	1,500	-
Accounts payable	3,578	3,355
Income taxes payable	1,654	1,601
Other accrued liabilities	3,173	5,168
Current maturities of long-term debt	3,544	3,062
Total current liabilities	18,949	17,186

Long-term debt, less current maturities	28,029	31,848

Deferred income taxes - net	289	337

Total liabilities	47,267	49,371

Total shareholders' equity	42,206	41,167

Total liabilities and shareholders' equity	$89,473	$90,538

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
(In thousands, except per share data)	2005	2004

Revenues	$27,307	$16,904
Cost of sales	18,872	11,449
Gross profit	8,435	5,455
Selling, general and administrative expenses	6,129	4,682
Operating income	2,306	773
Interest expense - net	427	122
Earnings from continuing operations before income taxes	1,879	651
Income taxes	771	246
Earnings from continuing operations	1,108	405
Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	(216)	(168)
Gain on sale of discontinued operations	71	-
Earnings (loss) from discontinued operations	(145)	(168)
Net earnings	$963	$237

Earnings (loss) per common share:
Basic:
Continuing operations	$.31	$.12
Discontinued operations	(.04)	(.05)
Net earnings (loss) per common share - basic	$.27	$.07
Diluted:
Continuing operations	$.29	$.11
Discontinued operations	(.04)	(.04)
Net earnings (loss) per common share - diluted	$.25	$.07

Weighted average common shares outstanding:
Basic	3,560	3,515
Diluted	3,876	3,633

  # End #